HOTEL MANAGEMENT AGREEMENT

(______________)

THIS “AGREEMENT” is made and entered into as of __________, 2008, by and between CRI HOTEL INCOME PARTNERS, L. P., a Delaware limited partnership (“Owner”), and OAK HOTELS, INC., a Delaware corporation (“Operator”).

RECITALS:

WHEREAS, Owner owns that certain ___ unit hotel located in _______________ (the “Hotel”);

WHEREAS, contemporaneously herewith the Owner has been designated as the Licensee of that certain Days Inn franchise granted by Days Inn Worldwide, Inc. (“DIW”) with respect to the Hotel;

WHEREAS, Owner desires to obtain the benefits of Operator’s expertise in the management and operation of such Hotel as a Days Inn hotel; and

WHEREAS, Operator is experienced in operating hotels as a DIW licensee and desires to operate the Hotel as a Days Inn hotel in accordance with the standards of the Days Inn System and the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, Owner and Operator agree as follows:

1.	ENGAGEMENT OF OPERATOR.

1.1 Operator’s Hiring. Owner hereby engages Operator to manage the Hotel as a Days Inn System Hotel, in the name and for the account of Owner, on an exclusive basis. Operator shall operate the Hotel in a businesslike and efficient manner for the purpose of maximizing the long-term profitability of the Hotel to the Owner consistent with reasonable business judgment and shall use Hotel solely for the operation of a Days Inn Hotel. Operator shall operate the Hotel at a standard of operations and maintenance of physical condition that is equal to or better than the standard of operations and maintenance of physical condition, subject to Owner’s and Operator’s obligations under this Agreement, on the effective date set forth above and achieves no more than a score of 400 on the DIW Quality Assurance Scoring System or the equivalent in a successor system.

1.2 Days Inn. Operator represents and warrants that Operator has the right to identify and manage the Hotel under the distinctive “System” operated under the Days Inn “Marks” and “Standards.”

1.3 License. Owner represents and warrants that it has the right as of the date hereof to utilize its limited, non-exclusive “License” to operate the Hotel using the System, but only at the specified “Location” and no other, during the Term.

1.4 The Hotel. The Hotel shall include the land at ______________________________________________(the “Location”) and all improvements, structures, furniture, fixtures and equipment (the last 3 collectively, “F/F/E”), appurtenances, facilities, entry/exit rights, parking, amenities, and related rights, privileges and properties existing, to be constructed thereon, or subsequently added during the Term.

2.	TERM.

The initial term of this Agreement shall be a period of _______ (__) years and _______ (__) months, commencing at 12:01 a.m. on the ______________, 2008 and terminating at midnight on December 31, 2016. This Agreement may thereafter be renewed by Owner, at its option, on the same terms and conditions as set forth herein for an additional term of ______________ by giving written notice thereof to the Operator at least six (6) months prior to the expiration of the initial term. The “Term” is the initial term and any renewal term.

3.	OPERATOR’S MANAGEMENT OF HOTEL.

3.1 General Policies. As manager of the Hotel, in the name and for the account of Owner, Operator shall have full policy-making and executive decision-making authority and responsibility for the operation, direction, management and supervision of the Hotel, subject to the terms of this Agreement. Operator’s authority and responsibility shall include without limitation the following:

(a)	Determination of Hotel policies regarding:

(i) Subject to the provisions of Section 3.2(b), labor and personnel matters, including the recruiting, selection, hiring, compensation, training and discharge of all Hotel Employees, entering into employment contracts, and negotiating collective bargaining agreements and executing the same, if necessary, as Owner’s representative (with Owner’s prior written approval), with any applicable labor union or organization;

(ii) Credit card acceptance, including entering into agreements with credit card issuers, service organizations and financial institutions for recognition and processing;

(iii) Terms of admittance, including rates for rooms and services, telephone rebilling, and vending machine prices;

(iv) Amusement, recreation and entertainment services and prices; and,

(v) Food and beverage services and prices, and concessions and space or function leasing, provided that no new food and beverage services may be offered without Owner’s approval;

(b) Subject to the provisions of Section 11, making or supervising all additions to and improvements to the Hotel; and

(c)        Direction of all phases of sales, marketing, advertising and promotion relating to the Hotel.

3.2 Operator’s Services. Operator shall supervise, manage and direct in Owner’s name the operation of the Hotel in accordance with the Days Inn System Standards (as described in Section 9.4), consistent with prudent management practices and the Hotel’s facilities, subject to the terms of this Agreement and in accordance with the Annual Budget. Operator undertakes to do and perform, and Owner authorizes Operator to act on its behalf and to perform in such capacity, to the extent and at the times Operator deems appropriate, solely with funds from the Hotel, which performance includes but is not limited to the following actions:

(a) Participate in Days Inn System marketing programs intended to attract guests, tenants and other customers for the Hotel;

(b) Employ, direct, determine and pay compensation of (including wages, salaries, payroll taxes and benefits), and control and discharge, as the case may be, all personnel performing regular services at the Hotel (“Hotel Employee(s)”). Each Hotel Employee shall be the employee of Operator and not of Owner, all as more particularly set forth in Section 4.2 herein. Notwithstanding the foregoing, Operator shall not hire, dismiss or assign to or reassign from the Hotel an employee as the general manager, the food and beverage director, the marketing director or the controller, without prior approval of Owner, which shall be deemed given unless written objection is received by Operator within fifteen (15) business days after Owner receives the request of Operator and supporting material;

(c) Establish and supervise an accounting function with appropriate Hotel accounting systems (consistent with Section 7.1 hereof and other Days Inn System hotels) and personnel (located at the Hotel or elsewhere), that will prepare and timely file all necessary reports and returns for federal, state and local withholding taxes, FICA and RITA taxes, unemployment insurance, disability insurance, and all other statements and reports pertaining to Hotel Employees, and provide all bookkeeping, accounting and clerical services for the Hotel;

(d) Receive, consider and resolve the complaints of all guests, customers, tenants or users of any of the services or facilities of the Hotel;

(e) Enter into, pay and perform in the name of and at the expense of Owner, all contracts, leases, concessions, licenses, permits and other undertakings for the operation of the Hotel, including without limitation those for furnishing telephone, cleaning (including window cleaning), vermin exterminating, escalator, elevator and boiler maintenance, heating, ventilation and air conditioning maintenance, cable television, premium in-room movie service, and other necessary utilities and services, and for the purchase, delivery, installation and repair of all F/F/E, inventories, materials and supplies required or permitted under this Agreement, provided that (i) any contract or lease for a term of more than one (1) year or reasonably expected to require the payment of $7,500 or more, and (ii) any land lease, shall be subject to Owner’s approval, which shall be deemed given unless written objection is received by Operator within fifteen (15) business days after Owner receives the request of Operator and a copy of the contract or lease proposed to be executed; Any contract tendered to Owner for its approval or signature to which Owner does not object will be completed, executed, delivered and returned in accordance with Operator’s instructions within fifteen (15) business days after receipt;

(f) Arrange and contract for, at Owner’s expense and in the name of Owner, the acquisition, purchase, performance and installation of all alterations, repairs, replacements, restorations, F/F/E or installations which Operator considers to be necessary or desirable, all as more particularly set forth in Section 11;

(g) Receive and collect all cash and accounts generated from the operation of the Hotel and its facilities, convert all accounts to cash, and deposit such sums, along with all funds furnished by Owner and all monies received by Operator for or on behalf of Owner, in the Project Account (defined in Section 6);

(h) In Owner’s name, pay and disburse on behalf and for the account of Owner, as required for the operation of the Hotel, taxes, assessments and charges of every kind imposed by any governmental authority having jurisdiction, as more particularly set forth in Section 13 herein, plus any interest and penalties thereon, provided that any interest or penalties caused by the fault of delay of Operator shall be paid by Operator from its own funds; license fees; premiums and appraisal fees on policies of insurance, as more particularly set forth in Section 12 herein; all other disbursements directly or indirectly authorized by this Agreement; and any other charge, item of expense or other item which Operator reasonably considers to be necessary or desirable for the operation of the Hotel, consistent with the Annual Budget, and not otherwise expressly limited under this Agreement, provided that Operator may not pay any amount which Owner after written notice to Operator actively contests or disputes in good faith until the contest or dispute is resolved and all appeals have been exhausted, unless continued failure to pay would in Operator’s reasonable judgment interfere materially with Hotel operations;

(i) Arrange for an cause, at Owner’s expense, compliance by Hotel with all statutes, ordinances, laws, rules, regulations, orders and determinations affecting or issued in connection with the Hotel, by any governmental authority having jurisdiction, provided that any such compliance reasonably expected to require the expenditure of $7,500 or more shall be subject to Owner’s approval and that Operator may not proceed with such compliance if Owner after written notice to Operator actively contests or disputes in good faith the requirement for such compliance until the contest or dispute is resolved and all appeals have been exhausted, unless continued failure to pay could reasonably be expected to interfere materially with Hotel operations;

(j) Institute and defend, in its own name and/or in the name of Owner, any necessary legal actions or proceedings to enforce contracts involving the Hotel, collect charges, rent or other income for the Hotel or to dispossess guests, tenants or other persons in possession or to cancel or terminate any lease or occupancy right for the breach thereof or default thereunder by the tenant, provided that Owner’s approval is required to institute and defend actions involving more than $7,500; any counsel engaged under this subsection shall be designated by Operator and shall be subject to Owner’s reasonable approval, provided that Owner may retain separate counsel to defend it in all proceedings in which it is separately named as a defendant; in Owner’s name pay all fines, judgments, settlements, penalties and court disbursements in such actions;

(k) Cause the Hotel to comply with all the terms, conditions and obligations on Owner’s part contained in any insurance policy, mortgage or deed of trust, security agreement, lease or other agreement affecting the Hotel, an original or a conformed copy of which has been furnished to Operator at least five (5) business days before the date compliance is first expected; Owner shall notify Operator of any such mortgage, deed of trust, lease or other agreement, but Operator shall be deemed to have notice of any such document prepared, negotiated or executed by it or its Affiliates in connection with Hotel;

(l) File all reports with and supply all documents to Owner and, unless otherwise notified by Owner, pay all fees and charges as and when required under this Agreement and otherwise operate the Hotel in accordance with all applicable System Standards; and

(m) Make all cash distributions as and when required by this Agreement to be made to Owner.

3.2 Quarterly Meetings. Operator and Owner shall meet at the Hotel (or such other place as they may mutually agree) quarterly, or at such more frequent intervals as Operator or Owner may request, to review the performance of the Hotel, to discuss financial and management reports made by Operator to Owner, and to discuss management policies and other matters relating to the operation of the Hotel.

3.3 Annual Budget and Business Plan. At least sixty (60) days prior to the expiration of each Fiscal Year, Operator shall prepare and deliver to owner an annual budget and business plan for operations of the Hotel for the Fiscal Year next commencing (the “Annual Budget”). Each Annual Budget shall include, without limitation, Operator’s marketing plan, forecast of revenues, room rates, expenses, cash flow, capital improvement requirements, and Replacement Reserve Fund requirements for the Hotel for such Fiscal Year, presented on a monthly basis. At the request of Owner given to Operator within thirty (30) days after tender of the budget, Operator’s representatives shall review such budget with Owner at the Hotel or a mutually agreeable location. If Owner shall disapprove or raise any objections to any proposed budget, and Operator and Owner are unable to resolve the disputed or objectionable matter prior to the commencement of the applicable Fiscal Year, the budget for the applicable Fiscal Year shall be the budget for the preceding Fiscal Year until such time as Owner shall have approved a new budget. With Owner’s written approval, Operator may revise the budget from time to time to reflect any unpredicted significant changes, variables or events or include significant additional unanticipated items of income or expense. Unbudgeted or unforecast expenditures unforeseen at the time of submission of the budget and reasonably deemed necessary by Operator in a bona fide emergency may be made without Owner’s prior authorization, except as provided in Section 3.2. Within the budget for each department but not among the budgets for separate departments, Operator may, without Owner’s approval, allocate up to twenty percent (20%) of any amount budgeted with respect to any item to another item, provided that Owner’s consent shall not be required to the extent that such allocations are necessary to make nondiscretionary payments. Operator shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the budget. Owner acknowledges that each annual budget, including any forecasts of revenues, expenses and cash flow, is an estimate and is subject to and could be affected by changes in financial, economic and other conditions and circumstances beyond Operator’s control.

3.5 Employee Meals and Lodging. Operator, in its reasonable discretion, may provide free or discounted meals to Hotel Employees in any restaurant that it operates on the premises of the Hotel, permit Hotel Employees to use other Hotel facilities, and with Owner’s written approval allow one member of the Hotel’s executive staff, designated by Operator, suitable living quarters within the Hotel and the use of all Hotel facilities, including food service in any restaurant that it operates on the premises of the Hotel, without charge.

3.6	Performance Standards. Intentionally omitted.

3.7 Owner and Operator Designated Rates. Owner, Operator and their Affiliates may offer to their employees and contractors rooms and services of the Hotel at the lowest corporate rate of the Hotel as established from time to time.

3.8 Temporary Closing of Hotel. If at any time after the Commencement Date it becomes necessary in Operator’s reasonable discretion to temporarily cease operation of all or any portion of the Hotel in order to protect the Hotel or the health, safety and welfare of the Hotel guests or Hotel Employees, then in such event Operator may temporarily close and cease operation of all or part of the Hotel, reopening and commencing operation when Operator, in its reasonable discretion, deems that such Hotel operations may be resumed without jeopardy to the Hotel, the Hotel guests or Hotel Employees, provided that such temporary closing shall not exceed two (2) days without Owner’s approval and shall not violate the terms of any deed of trust, security agreement, lease or other agreement affecting the Hotel. During any such temporary closing, Operator shall continue to maintain and supervise the operation of the Hotel as necessary to conserve Owner’s investment.

4.	REPRESENTATIVE CAPACITY.

4.1 Operator’s Status. Operator is an independent contractor. Operator shall have full power and authority to select the means, methods and manner of performing its obligations under this Agreement. In the performance of its duties as operator and manager of the Hotel, Operator shall act solely as the representative of Owner. Nothing herein shall constitute or be construed to be or create a partnership or joint venture between Owner and Operator, or be construed to create a lease by Owner to Operator of the Hotel. All debts and liabilities to third persons (except Hotel Employees) incurred by Operator pursuant to the terms of this Agreement, including the Annual Budget and contracting requirements imposed on Operator, shall be the debts and liabilities of Owner only, and Operator shall not be personally liable for any such obligations by reason of its management, supervision and direction of the operation of the Hotel. Operator may so inform third parties with whom it deals on behalf of Owner and may take any other reasonable steps to carry out the intent of this Section 4.1.

4.2 Employees. Each Hotel Employee shall be the employee of Operator, and every person performing services for Operator in connection with this Agreement, including any employee of Operator or of its subsidiaries or Affiliates, shall be deemed to be acting as an employee or agent of Operator. In accordance with the Annual Budget, Owner shall pay or reimburse Operator for the actual cost of Hotel Employees, including all wages, salaries, payroll taxes, fringe benefits, vacation pay, pension or retirement plan contributions, health insurance premiums, and training expenses, provided that (i) Owner shall not pay or reimburse Operator for any cost or expenses of any corporate staff or overhead of Operator or any of its Affiliates except out-of-pocket expenses for personnel visiting the Hotel and assisting with operations of the Hotel; and (ii) Operator shall be solely responsible actually to pay and compensate the Hotel Employees and to make and maintain all required employee benefit contributions, payments, disclosures and records. Owner may consult with executive officers of Operator and staff of the Hotel concerning any aspect of the management and operation of the Hotel by Operator.

5.	OPERATING EXPENSES.

5.1 Owner Bears Expenses. In performing its duties hereunder, Operator shall act solely in the name and for the account of Owner. All expenses incurred by Operator in performing its duties hereunder, as provided in the Annual Budget or otherwise properly incurred under this Agreement, shall be paid by Operator from the working capital account. Owner shall pay when due all fees payable under Section 8.1. To the extent the funds necessary therefore are not generated by the operation of the Hotel, they shall be supplied by Owner or Operator, as the case may be, in the manner provided in Section 6.

5.2 Advances. Operator shall not be required to advance any of its own funds for the operation of the Hotel, nor to incur any liability in connection therewith, but may do so in its discretion, provided that Operator may not borrow funds in the name of the Owner or the Hotel or permit any security interest to be created against the Hotel or any property of Owner in connection with borrowing. Owner shall promptly reimburse Operator on demand for all or any part of any advance, with interest from the date of making such expenditure until repayment thereof is received, at Operator’s actual cost of borrowing such funds or, if Operator uses funds not borrowed directly for such advance, then at a rate (the “Interest Rate”) equal to the lesser of (i) the prevailing current Prime Rate, or (ii) the maximum rate permitted by applicable law. As used herein, “Prime Rate” shall mean the rate of interest designated as such publicly announced from time to time by the financial institution that maintains the Replacement Reserve Fund pursuant to Section 10.1 as its prime rate.

5.3 Purchasing. In accordance with Operator’s authority granted under Section 3.2(e), Operator is expressly authorized by Owner to purchase F/F/E, textiles, goods and other items and services through or from Affiliates, subsidiaries or divisions of Operator at a price to Owner which is equal to the sum of (i) the lowest price charged for such items or services when purchased by other Days Inn System hotels which are owned or managed and operated by Operator, plus (ii) applicable freight, handling and storage charges and sales taxes; provided that the price and terms shall not be less favorable to Owner than Operator could have obtained in the public marketplace for competitive products and/or services of the same quality and quantity from independent third parties.

6.	PROJECT ACCOUNT.

6.1 Establishment. Operator shall establish in Owner’s name such accounts at financial institutions reasonably acceptable to Owner as Operator deems necessary for the operation of the Hotel (collectively, the “Project Account”). Owner shall designate at least one authorized signatory for checks and other instruments of withdrawal, and Operator shall designate all other authorized signatories, who shall be fully bonded or otherwise fully insured. Operator shall be authorized to disburse funds from the Project Account in accordance with this Agreement without Owner’s approval, so long as Owner has not given Operator notice that this Agreement is terminated. Owner shall not cause disbursement from the Project Account unless this Agreement has been terminated. Except for the Replacement Reserve Fund, all monies received from the operation of the Hotel and all funds otherwise made available for the operation of the Hotel shall be in the Project Account, and all expenses paid by Operator on account of the operation of the Hotel, including, without limitation, the expenses noted in Sections 5 and 8 hereof, shall be paid from the Project Account.

6.2	Intentionally Omitted.

6.3 Working Capital. Owner shall provide working capital at such time and in such amounts as are reasonably agreed between Owner and Operator and, to the extent funds available to Operator in the Project Account shall be insufficient to pay the obligations of the Hotel and Owner under this Agreement, Owner shall furnish Operator with such additional funds as shall be necessary to pay the same within ten (10) days of Owner’s receipt of written notice of such insufficiency from Operator. To carry out its obligation under this Section 6.3, Owner may borrow funds at any time or times either secured or not by the Hotel and/or its contents, and the interest on such borrowing shall be an expense of operation of the Hotel.

6.4 Exclusive Use. The Project Account shall be used exclusively in connection with the operation of the Hotel and the performance of the terms and conditions of this Agreement, and Operator agrees to segregate all monies, receipts, accounts and records pertaining to the operation of the Hotel and not to commingle the same with any other business or hotel of Operator.

7.	BOOKS, RECORDS AND STATEMENTS.

7.1 System of Accounts. Operator shall, at Owner’s expense, maintain at the Hotel or at other offices of Operator for and on behalf of Owner complete and accurate books and accounts and such ancillary records as are necessary to reflect the ownership and operation of the Hotel. Such books and records shall be maintained using the accrual method of accounting and in accordance with generally accepted accounting principles applied on a consistent basis and in substantial accordance with the most current Uniform System of Accounts for the Lodging Industry (as revised from time to time, published by the Educational Institute of the American Hotel & Motel Association) (the “Uniform System”). Such books and records of the Hotel shall be the property of Owner. To the extent that such books and records of the Hotel are maintained in computer storage, Operator shall make a printed copy available for inspection by Owner at any time during normal business hours. Upon termination of this Agreement for any reason, a copy of such books and records of the Hotel shall be promptly delivered to Owner and, to the extent that such books and records of the Hotel are maintained in computer storage, Operator shall provide Owner with a copy in printed or compatible electronic format, at Owner's choice. Within the annual Fiscal Year accounting period, each fiscal quarter-annual period is to consist of three consecutive calendar months beginning with the month of January in each calendar year.

7.2 Financial Statements. From such books, accounts and records, Operator shall prepare, at Operator’s expense except to the extent prepared by Hotel Employees, and deliver or cause to be delivered to Owner the following financial reports at the times indicated:

(a) Operator shall deliver to Owner within twenty (20) days after the end of each calendar month an unaudited financial report, prepared from the books of account maintained by Operator.

(b) On or before the twenty-fifth (25th) day following each fiscal quarter, Operator shall furnish Owner with a profit and loss statement showing the results of operation of the Hotel for such preceding fiscal quarter-annual period and a statement of the Gross Volume of Business for such fiscal quarter-annual period. Any adjustment required to make up an underpayment or to refund an overpayment of the fiscal monthly payments to Owner or to Operator as may be revealed in any such quarter-annual operating statement shall be made by way of an adjustment in the payment during the fiscal month in which the said quarter-annual operating statement is furnished.

(c) Within forty-five (45) days after the end of each Fiscal Year, Operator shall furnish in such form that the Independent Certified Public Accountant can prepare for Owner a statement of the Hotel’s assets and liabilities and the results of operation, including supporting schedules of income and expenses for each operational area, for the Fiscal Year ending immediately prior to the period when the financial reports are due, including a profit and loss statement showing the results of the operation of the Hotel for such year. Such statement shall (i) be taken from the books and records of the Hotel maintained by Operator, and (ii) follow the form set forth in the Uniform System. Such statement shall be certified by the chief financial or chief accounting officer of Operator.

(d) Operator shall cooperate with the Independent Certified Public Accountant with respect to an annual audit so as to allow the Independent Certified Public Accountant to deliver to Owner at the Hotel’s expense within seventy-five (75) days of the end of each calendar year (i) a profit and loss statement, showing the results of operations of the Hotel during such year; (ii) the Gross Volume of Business and net operating profit for such year; and (iii) a balance sheet for the Hotel as of the close of such year, all of which shall be certified by the Independent Certified Public Accountant. Any disputes as to the contents of any such statements or any accounting matter under this paragraph shall be determined by the Independent Certified Public Accountant, whose decision shall be final and conclusive on Operator and Owner if the Independent Certified Public Accountant has provided an unqualified opinion with respect to matters contained in the certified audit.

(e) Operator shall furnish to Owner monthly, quarterly and annual statements disclosing the computation of the fees payable to Operator pursuant to Section 8 of this Agreement for the time periods covered by such financial statements.

7.3 Inspection. Operator shall accord to Owner, its accountants, attorneys and agents the right to enter upon (i) any part of the Hotel at all reasonable times for the purpose of examining or inspecting the Hotel, its books and records, or for any other purpose which the Owner, in its sole discretion, shall deem necessary or advisable, but the same shall be done with as little disruption to Operator’s management and operation of the Hotel as reasonably possible and without compromising the safety, security or privacy of Hotel guests and (ii) any other location at which Operator maintains the books and records of the Hotel for the purpose of examining or inspecting such books and records.

7.4 Litigation Documents. Operator shall furnish Owner when received copies of all pleadings, briefs, decisions and all other documents prepared or filed in connection with any legal action or proceeding involving the Hotel.

7.5 Miscellaneous Statements. Owner shall furnish Operator with copies of all property tax and insurance statements and all financing statements (including mortgages and/or deeds of trust) relating to the Hotel.

8.	OPERATOR’S FEES AND DISTRIBUTIONS TO OWNER.

8.1 Base Management Fees. For each Fiscal Year, Operator shall receive as compensation for services during the year a “Base Management Fee” equal to three and one-half percent (3½%) of the Gross Volume of Business.

8.2	Intentionally Omitted.

8.3 Distributions and Fees. All Hotel Employee compensation, payroll taxes and benefits or expenses, Hotel taxes, and all license-related fees payable to DIW shall be paid in that order, prior to the payment of the Base Management Fee or distributions to Owner. Upon the delivery of the monthly financial statement in accordance with Section 7.2(a), Operator shall, from the Project Account, simultaneously pay the Base Management Fee and distribute to Owner all remaining funds in the Project Account less any working capital reserves established in the Annual Budget on or before the second to the last business day of each month.

9.	CERTAIN DEFINITIONS.

9.1 Gross Volume of Business. The term “Gross Volume of Business” shall mean the aggregate gross amount of all revenues determined on an accrual basis resulting from the operation of the Hotel by Operator, including without limitation, gross revenues from (i) rental of guest rooms, rentals of meeting and banquet facilities, any deposit forfeitures, recharges of local and long distance telephone calls, (ii) sales of services and merchandise including gasoline, automotive related products, food and beverages, gifts, novelties, publications and goods sold in vending machines, as well as from services provided in connection with the operation of any restaurant, recreation or amusement device or facility, lounge, garage or retail gasoline station at or in the Hotel, but in each case only if sold directly by Operator, and (iii) all lease, rental or royalty payments from all Hotel subtenants and concessionaries. There shall be excluded or deducted from the Gross Volume of Business all refunds, rebates, proceeds of sale of F/F/E, interest received from Project Account and Replacement Reserve Fund accounts and investments, employee gratuities or service charges in lieu of gratuities, insurance proceeds other than from business interruption insurance, condemnation or other similar awards, settlements and judgments resulting from litigation, and gross receipts taxes, Hotel occupancy taxes, excise taxes and similar assessments imposed by any governmental authority directly on sales, use, services or receipts of the Hotel and collected from Hotel customers, provided that the amount thereof is added to the selling price or absorbed therein and is actually paid to the governmental authority. Each charge or sale upon credit or check shall be treated as a sale for the full price thereof in the month during which such charge or sale is made, whether or not the Hotel shall receive payment therefore. Advance deposits and payments from guests and customers received during any month that secure rentals or performance of services in later months shall be held in trust by Operator and included in the Gross Volume of Business in the month in which the room rental or service performance occurs or the deposit is forfeited.

9.2 Net Cash Flow. The term “Net Cash Flow” shall mean the gross amount of the revenues generated from the operation of the Hotel, less all operating expenses, including payments on any unsecured operating loans, and all taxes included in the sale price for all goods and services, including room rentals, and actually paid to a governmental authority. The determination of Net Cash Flow shall not include depreciation and amortization charges and other non-cash charges or write-downs, or the proceeds from (i) the sale of any capital items, including F/F/E, and (ii) insurance recoveries (except business interruption insurance), or (iii) condemnation or other similar awards. The determination of Net Cash Flow shall be on the accrual basis and in accordance with generally accepted accounting principles.

9.3 The System. The “System” means a comprehensive system for the delivery of transient lodging services as set forth from time to time in the License Agreement with DIW applicable to the Hotel, which at present includes and in the future will include as DIW specifically in writing from time to time designates: the DAYS INN service marks, logos and derivations, plus other logos, names, slogans, commercial symbols, trademarks and service marks (regardless of whether registered, registerable or existing at common law), System Hotel trade dress, and associated business good will (collectively “Marks”); other intellectual property, including copyrights, Confidential Information, “System Standards Manuals,” and know-how; advertising, publicity and other marketing materials and programs; operating suggestions; training programs and materials and quality assurance programs; a computerized central room Reservation System; consulting programs; specifications and policies; and the like; and (without separate royalty) food and beverage and other services, if any, but only when offered under the Marks in accordance with System Standards. DIW has reserved the right, from time to time, by adoption or amendment of System Standards, to add, amend, modify, delete or enhance any portion of the System (including any of the Marks and System Standards) as may be necessary in DIW’s sole judgment, to change, maintain, or enhance DAYS INN name or the reputation, efficiency, competitiveness and/or quality of the System, or to adapt it to new conditions, materials or technology, or to better serve the public. Owner will, at its expense, fully comply with all such additions or modifications reasonably designated as applicable to then existing System hotels.

9.4 System Standards. Operator acknowledges that DIW shall have the right to control and establish requirements for all aspects of the System, including without limitation for Marks usage, and for Hotel construction, decoration, interior and exterior signage, quality assurance and guest service (collectively, the “System Standards”) associated with the System. Without limiting the foregoing:

(a) DIW may from time to time specify the System Standards in its “Planning and Design Standards Manual,” “Operating Policies Manual,” “Purchasing Manual,” “Operations Guide,” and such successor and additional manuals as DIW shall put into use from time to time (collectively, and as amended from time to time, “System Standards Manual”), or otherwise, including without limitation, standards relating to: (i) minimum Hotel “Quality Standards” for cleanliness, maintenance, supplies, concession types, food and beverage service, vending machines, uniforms, staffing, employee training, replacement of F/F/E, décor, and other capital items, guest comfort and other areas; (ii) “Mark Standards” for interior and exterior Mark-bearing signage, china, linens, utensils, glassware, uniforms, stationery, supplies, advertising materials and other items, and with the right to specify which and how items used at the Hotel or elsewhere shall omit or bear Marks; (iii) “Design Standards” for new, upgraded or modified facilities, including standards for original and replacement F/F/E, amenities and supplies; and (iv) “Technology Standards” for point of sale terminals and computer hardware and software for various applications, such as rooms management, records maintenance, marketing data, accounting, budgeting and the Reservation System; all of which Owner agrees to meet, at its sole expense. Operator represents and warrants that as of the date of this Agreement, the Hotel contains the reservation and computer equipment required of franchisees.

(b) If DIW so requires, Operator shall execute any confidentiality agreement required by DIW, defining therein any “Confidential Information,” enabling it to use each of the System Standards Manuals in its then current form and to receive amendments, replacements and supplements thereto.

(c) DIW has the unlimited right to conduct unannounced inspections of the Hotel’s premises, operations, records and Marks usage both during the Term, to ascertain compliance with System Standards and other provisions of this Agreement.

9.5 Reservation System. DIW, its Affiliates and/or subcontractors, will, at its expense, maintain (directly or by subcontracting with one or more third parties), a computerized central “Reservation System” with a national toll-free telephone access number and/or such technological substitute(s) and/or supplement(s) as DIW determines in its sole discretion, for making reservations at System hotels. The Hotel, through Operator, will participate in the Reservation System and comply with all related Standards set by DIW in its Systems Standards Manuals or otherwise in writing, including, without limitation, standards for (i) purchase or lease and maintenance of computer/teletype terminal equipment, telephone equipment and service, and/or computer hardware and software; and (ii) honoring prepaid, confirmed, guaranteed and other reservations for the Hotel accepted through the Reservation System.

10.	REPLACEMENT RESERVE FUND.

10.1 Establishment. At the end of each calendar month of the Term (and proportionately for any fraction thereof), there shall be set aside from the balance in the Project Account as a reserve for replacements, substitutions and additions to F/F/E and for capital improvements under Section 11 (the “Replacement Reserve Fund”) an amount equal to the greater of (i) three percent (3%) of the Gross Volume of Business of the Hotel for that month, or (ii) such amount as the Hotel's mortgage lender may specify in writing from time to time. Operator shall establish in Owner’s name such accounts at financial institutions reasonably acceptable to Owner as Operator deems necessary for the amounts so set aside. Owner shall designate at least one authorized signatory for checks and other instruments of withdrawal, and Operator shall designate all other authorized Signatories, who shall be fully bonded or otherwise fully insured. Operator shall be authorized to disburse funds from the Replacement Reserve Fund in accordance with the Annual Budget without Owner’s approval, so long as Owner has not given Operator notice that this Agreement is terminated. Owner shall not cause a disbursement from the Project Account unless this Agreement has been terminated.

10.2 Disbursements. The Replacement Reserve Fund shall be used solely for the purposes specified. Any reasonable expenditure for replacement or substitution of or additions to F/F/E in accordance with the Annual Budget may be made by Operator with funds on deposit in, and limited to the balance of, such Replacement Reserve Fund, including the unused accumulations thereof from prior Fiscal Years. All amounts remaining in the Replacement Reserve Fund at the close of each Fiscal Year shall be carried forward and retained in the Replacement Reserve Fund until used as herein provided. Any proposed expenditures in excess of the lesser of the balance in the Replacement Reserve Fund or the amount provided in the Annual Budget shall be subject to Owner’s prior approval.

10.3 Sale Proceeds. In the event Operator disposes of F/F/E no longer needed for the operation of the Hotel by sale, all proceeds therefrom (net of selling expenses) shall be deposited in the Replacement Reserve Fund, unless otherwise required by the Hotel's mortgage lender.

10.4 Preemption. Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 10.1 through 10.3, inclusive, shall be inapplicable and of no force and effect for any calendar month occurring during the Term during which the named grantee in a deed to secure debt covering the Hotel (or a similar secured lender in a mortgage financing transaction covering the Hotel) requires the establishment or substitution of, or addition to, the F/F/E. In such event, all amounts required to be deposited in the Lender’s Replacement Reserve must for each such month meet or exceed the amounts which would have otherwise been deposited in the Replacement Reserve Fund pursuant to Section 10.1. Furthermore, and notwithstanding anything in this Agreement to the contrary, all:

(a) interest received or generated by the Lender’s Replacement Reserve shall be excluded or deducted from the computation of “Gross Volume of Business,” as determined from time to time pursuant to Section 9.1; and

(b) payments made to the Lender’s Replacement Reserve shall be included in the computation of “Net Cash Flow,” as determined from time to time pursuant to Section 9.2.

11.	REPAIRS AND MAINTENANCE: CAPITAL IMPROVEMENTS

11.1 Routine Items. Operator shall from time to time make expenditures (solely from monies available in the Project Account and in accordance with the Annual Budget) for such routine repairs and maintenance as it deems necessary to keep the Hotel in good operating condition (excluding structural repairs and extraordinary repairs to or replacement of F/F/E). If any such repairs or maintenance shall be made necessary by any condition against the occurrence of which Owner has received the guaranty or warranty of any supplier of labor or materials for the Hotel, then Operator may invoke said guaranties or warranties in Owner’s name and Owner will cooperate fully with Operator in the enforcement thereof.

11.2 Owner’s Improvements. Owner may from time to time at its sole expense make such alterations, additions or improvements in or to the Hotel as Operator shall recommend and Owner shall approve, or as Owner shall desire. Any such improvements shall conform to System Standards. Operator will provide development assistance services for such improvements.

11.3 Major Items. If structural repairs or changes to the Hotel shall be required at any time during the Term to maintain the Hotel in good, safe operating condition, or by reason of present of future applicable laws, ordinances, rules or regulations, or by order of any governmental or municipal power, department, agency, authority or officer or otherwise, or because Operator and Owner jointly agree upon the desirability thereof, then in such event all structural repairs or changes shall be made by Owner and at Owner’s sole expense and in accordance with plans and drawings approved by Owner, and shall be made with as little interference to the operation of the Hotel as reasonably possible. Notwithstanding that foregoing, Owner shall have the right reasonably to contest the need for any such repairs or changes required by law, ordinance, regulation or order of governmental authority and may postpone compliance therewith, if so permitted by law and if such noncompliance shall not subject Owner or Operator to criminal liability other than payments of fines, but in such event Owner shall indemnify Operator from any loss, cost, damage or expense which may result therefrom, in a form (including adequate security) reasonably satisfactory to Operator.

12.	INSURANCE.

12.1 Coverages. During the term of this Agreement, Operator shall provide and maintain, to the extent available, at Owner’s sole cost and expense, insurance of such kinds and amounts as Owner shall be required to carry pursuant to the provisions of any mortgage, lease, license or other agreement affecting the Hotel, as well as any other or additional insurance that Owner and the System Standards shall require.

12.2 Insurors. All insurance shall be in such form and amounts and with such companies as shall be reasonably satisfactory to Owner and Operator and, to the extent required by any mortgage, lease, license or other agreement affecting the Hotel, by all interested parties thereunder. All policies insuring against damage to the Hotel or portions thereof or interruptions of business or the like shall name Owner, Operator, DIW, and such other parties as may be required by the provisions of any mortgage, lease or other agreement affecting the Hotel as the insureds thereunder, as their respective interests may appear. All policies of hazard insurance shall include loss payment clauses in the form required by any mortgage, lease or other agreement affecting the Hotel and Owner shall advise Operator of the respective requirements of each such agreement prior to the date of this Agreement. All policies of liability insurance shall name Owner, Operator, DIW, and such other parties required above as the insureds thereunder, and shall contain riders and endorsements adequately protecting the interests of Owner and Operator. Certificates of all policies of insurance shall be delivered to Owner and to all such other parties as Owner shall reasonably direct. Deductible items shall be paid from the Project Account, if sufficient, and directly by Owner otherwise.

12.3 Subrogation. Operator shall cause (to the extent possible without incurring undue expense) all policies of insurance to provide that the insurer will have no right to subrogation against Owner, Operator or any of their respective agents or employees or Affiliates except for gross negligence or willful misconduct. Owner assumes all risks in connection with the adequacy of any insurance or self-insurance program, and waives any claim against Operator for any liability, cost or expense (including attorneys’ fees and disbursements) arising out of any uninsured claim, in part or in full, unless resulting from Operator’s negligence or willful misconduct. All policies of insurance to be procured by Operator shall permit the foregoing waiver (to the extent possible without incurring undue expense).

12.4 Blanket Policies. Except to the extent otherwise required pursuant to the provisions of any mortgage, lease or other agreement affecting the Hotel, to the extent feasible, insurance may be obtained through the blanket insurance policies for all hotels managed by the Operator, provided that the price and terms of such insurance shall not be less favorable to Owner than Operator could have obtained for similar coverage in the public marketplace from independent third parties.

12.5 Construction Period(s). Operator shall be solely responsible for obtaining, maintaining and paying for appropriate insurance coverage in connection with any renovation work of the Hotel that is underway as of the date of this Agreement Or thereafter. All policies under this Section 12.5 shall name as insureds Owner, Operator, the Owner’s lenders and such other parties as Owner’s lenders may require.

13.	DEBT SERVICE; REAL AND PERSONAL PROPERTY TAXES AND

ASSESSMENTS.

13.1 Payment. Operator shall pay from the Project Account, on behalf and for the account of Owner, all working capital loans for the Hotel, capital lease payments for F/F/E and other items used at the Hotel, real estate property taxes, all personal property taxes and all betterment assessments levied against the Hotel or any of its components parts. Thereafter, on or before the second to the last business day of each month, Operator shall transfer to the account designated by Owner all remaining funds in the Project Account less any working capital reserves established in the Annual Budget and Owner shall pay the principal, interest and any required escrows due on the mortgage financing. Prior to payment thereof, Operator shall furnish Owner with a duplicate copy of all notices, assessments and statements of taxes and assessments when and as received by Operator from lenders and taxing authorities, as well as duplicates of all receipts for payment.

13.2 Contests. Notwithstanding the foregoing, upon fifteen (15) days prior written notice to Operator, Owner may, at its sole expense, contest the validity or the amount of any tax or assessment on the Hotel, provided that Owner shall not contest such tax or assessment if Operator notifies Owner in writing that in Operator’s reasonable judgment such contest would subject Operator to possible criminal liability or interfere materially with Hotel operations. Operator will cooperate with Owner and execute any documents or pleadings required for such purpose, provided that Operator is satisfied that the facts set forth in such documents or pleadings are complete and accurate and that such execution or cooperation does not impose any unacceptable obligation or expense on Operator. With Owner's prior written approval, Operator may engage a property tax service to review taxes and assessments and this expense will be paid from the Project Account. The cost of any such contest will be paid from the Project Account.

14.	NAME OF HOTEL.

During the Term, the Hotel shall at all times be known as a “Days Inn” or a "Days Hotel”, or such other name as may be selected by Owner.

15.	DAMAGE, DESTRUCTION AND CONDEMNATION.

15.1 Casualty. If the Hotel or any portion thereof shall be damaged or destroyed at any time or times during the term of this Agreement by fire, casualty or any other cause, Owner may elect, at its own cost and expense and with due diligence, to repair, rebuild or replace the same so that after such repairing, rebuilding or replacing, the Hotel shall be substantially the same (or better) as prior to such damage or destruction. If Owner does not undertake such work within ninety (90) days after the fire or other casualty, or shall fail to complete the same diligently, Operator may, at its option, terminate this Agreement by written notice to Owner, effective as of thirty (30) days after the date sent and, except as to liabilities or claims which shall have accrued or arisen prior to or on account of such termination, all obligations hereunder shall cease.

15.2 Full Condemnation. If the whole of the Hotel shall be taken, condemned (or sold in lieu thereof to the condemning authority) in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority or if such substantial portion thereof shall be taken or condemned as to make it, in the reasonable judgment of Owner, unreasonable or imprudent to operate the remaining portion as a Days Inn System hotel, then this Agreement shall terminate as of the date of vesting or conveyance of title on such taking or sale and, except as to liabilities or claims which shall have accrued or arisen prior to or on account of such termination, all obligations hereunder shall cease.

15.3 Partial Condemnation. If only part of the Hotel shall be taken or condemned (or sold in lieu thereof to the condemning authority) and the taking, sale or condemnation of such part does not, in the reasonable judgment of Owner, make it unreasonable or imprudent to operate the remaining portion as a Days Inn System hotel, then this Agreement shall not terminate, and Owner shall, at its own cost and expense and with due diligence, make all such alterations or modifications to the Hotel, or any part thereof, as shall be reasonably necessary so as to make the remainder a satisfactory architectural unit for a Days Inn System hotel.

15.4 Priority. The provisions of this Section 15 shall be subject to the requirements of any mortgages or other security agreements covering the Hotel and/or its contents.

16.	TERMINATION FEE.

Notwithstanding anything in this Agreement to the contrary, if at any time during the Term this Agreement is terminated for any reason whatsoever, whether with or without cause and whether as a result of an Event of Default or otherwise, there shall be no Termination Fee or similar fee owing or payable to Operator as a result of such termination, but Owner shall be responsible for all other post closing obligations of Owner properly owing under this Agreement.

17.	TITLE TO HOTEL.

Owner will maintain the Hotel and its contents free and clear of all liens and encumbrances except (i) those which do not materially affect (in Operator’s reasonable discretion) operation of the Hotel, (ii) mortgages or other security agreements covering the Hotel and/or its contents which are in existence or under commitment at the date of this Agreement, and (iii) mortgages or other security agreements covering the Hotel and/or its contents pursuant to refinancing of the Hotel and/or its contents by Owner. Subject to the terms and conditions of any mortgages or other security agreements, Operator shall and may peacefully and quietly manage the operation of the Hotel in the name and for the account of Owner during the term of this Agreement and Owner will at its own expense undertake and prosecute any appropriate action, judicial or otherwise, to protect such rights of Operator, except as to any action arising out of or in connection with to the former management of the Hotel by Buckhead Hotel Management Company and/or Bryanston Group, Inc., which shall be the responsibility of Operator. Throughout the Term, Owner will make all payments, and will keep, observe and perform all of the terms, covenants, conditions and obligations to be make, kept, observed or performed by Owner under any mortgage, other security agreements, capital lease and other agreement, in respect of the Hotel, except with respect to items as are delegated to Operator under this Agreement.

18. EVENTS OF DEFAULT; TERMINATION.

18.1(a) This Agreement may be terminated in writing by the following party(ies) upon the happening of any of the following events, each of which is defined as an “Event of Default”:

(1) By either party, if the other party (or any partner or owner thereof holding a controlling interest therein) shall apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating it a bankrupt or insolvent or approving a petition seeking reorganization of it or appointing a receiver, trustee or liquidator of it or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days.

(2) By either party, upon breach, default, or non-compliance by the other party with any of its obligations contained in this Agreement, followed by written notice from the aggrieved party to the other and failure of the other party either to remedy or correct such breach, default or non-compliance within ten (10) days after receipt of such written notice, if such breach, default or noncompliance is monetary, and within thirty (30) days if it is nonmonetary, provided that if a nonmonetary default, breach, or noncompliance is not susceptible of being cured within the thirty (30) day period and in the reasonable opinion of the aggrieved party the other party has proceeded with all due diligence, the aggrieved party shall approve a request to extend such cure period for an additional reasonable period of time.

(3) By either party, in the event of fraud or willful misconduct of the other party in connection with any of its obligations under this Agreement.

(4) By Owner, if Operator fails to operate the Hotel in the normal course of business, except if this failure is caused by an event described in Section 15.

(5) By Owner, if, due to the negligence or willful misconduct of Operator, the licenses for the sale of alcoholic beverages in the Hotel, or any other licenses or permits necessary for the operation of the Hotel, are at any time during the term hereof suspended, terminated or revoked and such suspension, termination or revocation shall continue unstayed and in effect for a period of ninety (90) consecutive days.

(6) Owner, if the Hotel is not operated in accordance with the quality standards set forth in Section 1.1, which failure is not caused by an action of the Owner; provided that Owner shall given Operator notice that Operator is in default of this Section 18.1(a)(6), shall specifically identify the quality standards that the Operator has failed to satisfy and shall provide Operator a thirty (30) day period in which to cure such default, and Owner shall approve a request by Operator for an extension of such cure period for an additional thirty (30) days if reasonable efforts are being made by Operator to correct the deficiencies giving rise to the default.

(7)	Intentionally omitted.

(8)	Intentionally omitted.

(9) By Owner, if for any year Net Cash Flow is negative, as set forth in Section 3.6(b), but any termination shall be in accordance with that Section.

(10) Intentionally omitted.

(11) By Operator, if Owner fails to pay Operator any amount due it hereunder within twenty (20) days after receipt by Owner of a written notice from Operator setting forth the amount due; provided that, if the amount due is reasonably disputed by Owner, failure to pay the undisputed portion of such amount within the above-described twenty (20) day period or failure to pay the disputed amount within ten (10) days of the reconciliation of the disputed amount by Operator and Owner shall be an additional Event of Default hereunder.

(12) By Operator, if Owner loses possession or the right to possession of all or a significant part of the Hotel.

(13) By either party, if Owner is declared by the lender to be in default in the performance of any mortgage or deed of trust covering the Hotel, as a result of the action or inaction of either party or such party fails to cure such default within a reasonable time not less than thirty (30) days or such shorter time as is permitted by the applicable instrument.

(14) Intentionally omitted.

(15) Intentionally omitted.

(16) By Owner at any time, at Owner’s sole discretion, without cause and for any reason whatsoever, exercised by delivery of written notice from Owner to Operator, wherein Owner designates a date of termination of this Agreement to be effective no earlier than thirty (30) days from the date of delivery of such termination notice.

(b) Intentionally omitted.

(c) Upon termination of this Agreement, all obligations hereunder shall cease, except as to liabilities or claims which shall have accrued or arisen prior to or on account of such termination. In any judicial proceeding in which the validity of termination is at issue, neither party will be limited to the reasons set forth in any notice sent under this Section.

18.2 Post-Termination Procedures. Upon termination of this Agreement by either party, Operator shall turn over to Owner all books, and records (or legible copies thereof) of the Hotel. Owner and Operator shall fully cooperate with each other in connection with all matters relating to the Hotel which took place prior to such termination. Operator shall (i) surrender (and assign, if permitted) to Owner any and all licenses, permits and/or other authorizations or property required for the operation of the Hotel in accordance with the directions of Owner and with applicable governmental laws, regulations, orders or other provisions, (ii) deliver to Owner any and all equipment, supplies, keys, lock and safe combinations, reservation lists, ledgers, bank statements on the Project Account and the Replacement Reserve Fund, budgets, accounting books and records, Hotel-only insurance policies, bonds and other documents, memoranda, schedules, lists, contracts, agreements, correspondence, records and other properties required for the operation of the Hotel and/or required to be developed, maintained or kept by Operator pursuant to the terms and provisions of this Agreement; provided that all such books, records and other documentation shall thereafter be made available to Operator upon its request, at all reasonable times for inspection, audit, examination and transcription of particulars relating to the period in which Operator managed the Hotel, and (iii) following payment to Operator of all sums due to Operator hereunder, deliver to Owner all cash on hand at the Hotel and, at the option of Owner either deliver to Owner checks for the balances in the Project Account and the Replacement Reserve Fund or join in the execution of appropriate instruments which eliminate all of Operator’s personnel as signatories on such accounts.

18.3 Rights Cumulative. The rights granted under this Section 18 shall not be in substitution for, but shall be, except as otherwise provided in this Agreement, in addition to any and all rights and remedies granted by applicable law.

19.	NOTICES.

Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or electronically or mailed, addressed, if to:

Operator:	Oak Hotels, Inc.
2424 Route 52
Hopewell Junction, NY 12533
	Attn:	Ray Rickards
Telephone: 845 223-5037

Owner:	CRI Hotel Income Partners, L. P.
11200 Rockville Pike, Suite 500
Rockville, MD 20852
Attn: Jack B. Stere
Telephone: 301 255-0634

With a copy to:	CRI Hotel Income Partners, L. P.
11200 Rockville Pike, Suite 500
Rockville, MD 20852
Attn: Office of General Counsel

or to such other addresses as Operator and Owner shall designate in the manner herein provided, and shall be deemed to have been given on the day delivered or, if mailed, three (3) days after it shall have been mailed, as aforesaid, in any regularly maintained government post office. Any notice of an event of default or termination shall be personally delivered by means of receipted delivery or by certified or registered prepaid, U.S. mail, return receipt requested.

20.	SALE OF HOTEL. Intentionally omitted.

21.	INDEMNIFICATIONS.

21.1 Standard of Performance. Operator shall not, in the performance of this Agreement, be liable to Owner or to any other person or entity for any act or omission of Owner or of any agent or employee of Owner. Owner shall not, in the performance of this Agreement, be liable to Operator or to any other person or entity for any act or omission of Operator or of any agent or employee of Operator. Operator shall be responsible to Owner for the faithful and diligent performance of its obligations under this Agreement. Operator shall not be liable to Owner for acts and omissions in the exercise of its business judgment so long as it acts in good faith, provided that Operator shall be liable to Owner for failure to carry out its obligations under this Agreement, gross negligence and willful misconduct, negligence of supervisory personnel to the extent not fully covered by insurance, negligent selection of Hotel Employees, and the acts and omissions of such of its employees as are not Hotel Employees.

21.2 Indemnifications. Owner agrees to indemnify and save Operator harmless from all liability to any third party for any loss, damage, cost, claim or other expense of such third party arising out of the act or omission of Owner or any agent or employee of Owner in any way connected with this Agreement and to pay Operator’s expenses, including reasonable attorneys’ fees and disbursements, incurred in defending itself from such liability. Operator agrees to indemnify and save Owner harmless from all liability to any third party for any loss, damage, cost, claim or other expense of such third party arising out of the act or omission of Operator or any agent or employee of Operator in any way connected with this Agreement and to pay Owner’s expenses, including reasonable attorneys’ fees and disbursements, incurred in defending itself from such liability.

21.3 No Brokers. Owner and Operator shall each indemnify and save the other harmless from all liability, loss, damage, cost, claim or other expense, including reasonable attorneys’ fees and disbursements, resulting from any claim for commissions or other compensation by any person claiming to have acted as a broker or finder on behalf of the indemnifying party in connection with the entering into this Agreement.

21.4 Survival. This Section 21 shall survive the expiration or other termination of this Agreement.

22.	GUARANTEE. Intentionally omitted.

23. MISCELLANEOUS.

23.1 All initially capitalized words shall be defined terms having only the specialized definitions attributed to them by various provision of this Agreement. Such specialized definitions shall apply regardless of whether such words appear before or after their respective definitions in the context of this Agreement.

23.2 The term “Fiscal Year” shall mean a calendar year during the Term of the Agreement.

23.3 The phrase “Independent Certified Public Accountant” shall mean such firm of nationally recognized independent certified public accountants as shall be selected by Owner.

23.4 Intentionally omitted.

23.5 Owner and Operator shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding and enforceable as between them and as against third parties.

23.6 The headings of the titles to the several sections of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.

23.7 This Agreement may not be changed, modified or terminated, nor may any provisions hereof be waived, except by a writing signed by the party to be charged with any such change, modification, termination or waiver. The waiver of any of the terms and conditions of this Agreement on any occasion or occasions shall not be deemed waiver of such terms and conditions on any future occasion.

23.8 This Agreement shall be binding upon and inure to the benefit of Owner, and its successors and/or permitted assigns, and shall be binding upon and inure to the benefit of Operator, its successors and/or permitted assigns.

23.9 This Agreement constitutes the entire Agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written.

23.10 This Agreement shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of New York.

23.11 Owner represents that it has full power and authority to execute this Agreement and to be bound by the terms hereof. Operator represents it has full power and authority to execute this Agreement and to be bound by the terms hereof. On request each party shall furnish the other reasonable evidence of such authority.

23.12 In the event that any one or more of the phrases, sentences, clauses or paragraphs contained in this Agreement shall be declared invalid by the final and unappealable order, decree or judgment of any court, this Agreement shall be construed as if such phrases, sentences, clauses or paragraphs had not been inserted, provided that the economic basis of this Agreement is not thereby altered.

23.13 No consent or approval of Operator or Owner shall be effective for purposes of this Agreement unless the same shall be in writing and shall be duly executed by an authorized officer or agent of the party granting such consent or approval.

23.14 Intentionally omitted.

23. 15 Operator and/or any of its subsidiaries and/or any entity in which any of them are partners, joint venturers, or shareholders holding more than ten percent (10%) of any such shares, shall not construct, own, franchise, operate or manage an economy or budget hotel development or other similar limited service hotel development within a four (4) mile radius of the Hotel which was not already approved for licensing or not already operating as a Days Inns System hotel as of the date of the Agreement continuing for as long as the Hotel remains a Days Inns System hotel, unless an “impact report” prepared by a nationally recognized, independent third party with hotel marketing experience selected by Owner and acceptable to Operator demonstrates that such new hotel does not have a “significant impact” upon the occupancy of the Hotel at its then current average room rates. “Significant impact” shall be defined as the occurrence of a three percentage points or greater decrease in the annual occupancy rates or Net Cash Flow is directly attributable to the proposed opening and operation of such new hotel as a Days Inns System hotel; provided, however, in the event that Operator or any of its Affiliates or related companies is involved in the construction, ownership or management of such proposed hotel, the calculation of any impact on the annual occupancy rates or Net Cash Flow for the Hotel shall be based upon the proposed opening and operation of such new hotel without regard for the fact that it will be a Days Inns System hotel.

23.16 Except as otherwise specifically provided, whenever under this Agreement an action may not be taken by one party without the approval of the other party, such approval shall not be unreasonably delayed or withheld.

(signature page follows)

IN WITNESS WHEREOF, Operator and Owner have duly executed this Agreement as of the day and year first above written.

OWNER:

CRI HOTEL INCOME PARTNERS, L. P.
By:	CRICO Hotel Associates I, L. P.
Its:	General Partner
By:	C.R.I., Inc.
Its:	General Partner

By:_________________________________________________
Name: Jack B. Stere
Title:	Vice President – Hotel Operations

OPERATOR:

OAK HOTELS, INC.

By:_________________________________________________
Name:________________________________________
Title:_________________________________________

HOTEL MANAGEMENT AGREEMENT VARIANCES

Title (heading): University

Date (first paragraph): March 1, 2008

Number of units (first recital): 131

Location (first recital): Minneapolis, Minnesota

Street Address (section 1.4): 2407 University Avenue, S.E., Minneapolis, MN 55414

Term End (section 2): December 31, 2016

Commencement date (section 2): March 1, 2008

Length of optional renewal term (section 2): Three (3) Years

Title (heading): Roseville

Date (first paragraph): March 1, 2008

Number of units (first recital): 114

Location (first recital): Roseville, MN

Street Address (section 1.4): 2550 N. Cleveland Avenue, Roseville, MN 55113

Term End (section 2): December 31, 2016

Commencement date (section 2): March 1, 2008

Length of optional renewal term (section 2): Three (3) Years

Title (heading): Plymouth

Date (first paragraph): March 1, 2008

Number of units (first recital): 113

Location (first recital): Plymouth, Minnesota

Street Address (section 1.4): 2955 Empire Lane, Plymouth, MN 55447

Term End (section 2): December 31, 2016

Commencement date (section 2): January 1, 2008

Length of optional renewal term (section 2): Three (3) Years